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              COMPAGNIE GENERALE D'INDUSTRIE ET DE PARTICIPATIONS


[LOGO OF
 CGIP APPEARS HERE]                                        September 26, 1996


                                 Alan W. RUTHERFORD
                                 Executive Vice President and
                                 Chief Financial Officer
                                 Crown Cork and Seal Company, Inc.
                                 9300 Ashton Road
                                 PHILADELPHIA, PA  19136



Dear Mr. Rutherford,

In accordance with Sections 4.2 and 4.3 of the Shareholders Agreement, dated as of February 22, 1996 (the "Shareholders Agreement"), CGIP hereby requests that Crown register 10,637,500 shares of its Common Stock, par value $5.00 per share (the "Common Shares") and 3,450,000 shares of its 4.5% Convertible Preferred Stock, par value $41.8875 per share (the "Preferred Shares" and together with the Common Shares, the "Shares"), in connection with a possible public offering of the Shares (the "Public Offering"). CGIP acknowledges that this notice shall serve as the written demand for registration required by Section 5.1 of the Shareholders Agreement and that it has seven remaining demand registration rights under the Shareholders Agreement.

If the Shares are sold within 120 days of the date hereof in an Underwritten Offering in accordance with Section 4.1(b), Crown agrees to waive its right to purchase the Preferred Shares and the Common Shares pursuant to the terms of Sections 4.2(a) and 4.3(a), respectively.

Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Shareholders Agreement. All Section references herein are to Sections of the Shareholders Agreement.

Please sign in the space indicated below to indicate your agreement with the foregoing.

Very truly yours,

                                                   /s/ Ernes-Antoine Seilliere
                                                       Ernes-Antoine SEILLIERE
                                                          Chairman and CEO

cc: William J. Avery




Acknowledged and Agreed:/s/ Alan W Rutherford
                        -----------------------
                        Alan W. Rutherford
                        Executive Vice President and
                        Chief Financial Officer